UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐       Preliminary Proxy Statement
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☐       Definitive Proxy Statement
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☒      Soliciting Material Pursuant to §240.14a-12

Webster Financial Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy statement, if other than the Registrant)

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The following is an excerpt from Webster Financial Corporation’s Third Quarter Earnings Conference Call held on October 22, 2009:

James C. Smith, Chairman & CEO:

As we announced last week, Warburg Pincus has completed its $115 million investment in Webster common stock, preferred stock, and warrants. We shortly will be scheduling a special shareholders meeting to gain approval for Warburg’s preferred to convert into common.

While we have talked with many of you about the Warburg Pincus investment, I want to reiterate why we are so pleased with this transaction. First, this was not a case where we decided to raise capital, and Warburg happened to walk by our door.

Our relationship with Warburg Pincus and Dave Coulter, who runs Warburg Pincus’ Financial Services practice, began more than two years ago during an informal meeting on an unrelated matter. While we never could have guessed that Warburg Pincus would one day become our largest shareholder, we stayed in contact and over time became increasingly comfortable with one another. We found that we share a common perspective on what will constitute a successful regional banking strategy focused on New England.

So, when we decided to explore raising capital, it was only natural that Warburg Pincus would be among those we contacted. The duration and quality of our relationship had a favorable bearing on the investment terms, since Warburg Pincus had gained an appreciation for Webster's strong franchise and our regional strategy as well as the quality of the loan portfolio and the depth of the management team. My point is that Webster and Warburg Pincus understand each other very well, share a long-term focus, and are completely aligned on the belief that successful execution of our strategy to be New England's bank will create significant shareholder value.

We are pleased to have one of the marquee names in private equity as our largest shareholder. Warburg Pincus’ track record of bank investing, which includes Mellon, Dime and others, is legendary. Their thorough due diligence, which drew on the expertise of JPMorgan Chase, Promontory Financial Group, Ernst & Young, and Sullivan & Cromwell, as well as Warburg's own extensive capability, convinced them that Webster’s long term potential for shareholder value creation warranted a premium to market. More than one investor has remarked that Warburg’s investment has amounted to the financial equivalent of the Good Housekeeping Seal of Approval for Webster. It certainly has triggered interest in Webster from investors who previously weren’t holders of our shares.

Terms of the Warburg Pincus investment should also please our investors. Issuance price for Warburg Pincus’ common shares represented a 12 percent premium to the ten-day trailing average for our shares and nearly a 20 percent premium to the 20-day trailing average at the time it was announced. The investment resulted in minimal dilution to tangible book value and modest dilution to normalized e.p.s., and was struck on terms that we believe were considerably more favorable than we could have achieved otherwise in a common equity raise.

In addition, Dave Coulter has joined our Board of Directors. As you may know, Dave is the former chairman and CEO of Bank of America and former vice chairman of JPMorgan Chase, among other notable achievements. We know Dave well and have very high personal and professional regard for him. I can tell you that in addition to his valuable service as a member of the board, he has also proven to be a valued mentor and coach.

Following our very successful exchange offer in Q2, the Warburg Pincus investment boosted our already solid regulatory capital levels well above the median for our peers and brought our pro forma September 30 Tier 1 common-to-risk-weighted-assets ratio to 6.93 percent, bringing us closer to the June 30 median of the top 50 U.S. commercial banks and up more than 125 basis points from year-end 2008.

The bottom line is that while our capital levels had been well in excess of regulatory requirements all along, our Tier 1 Common and tangible common ratios were not. The opportunity to boost these levels on highly favorable terms and put to rest any questions about tangible common equity levels was compelling. We can now say confidently that our capital ratios across the board position us well not only to weather the economic storm but also to grow once our regional economy rebounds.

The market’s reaction to our capital actions speaks for itself. Since the day before we announced the exchange offer, our shares are up 74 percent compared to an increase of 5 percent for the KRX index, which is comprised of peer banks ranked from 25th to 74th in terms of asset size. Since late July when we announced the Warburg investment, our shares have risen 32 percent versus 9 percent for the KRX. Year-to-date, Webster shares are have declined 8 percent compared to a 30 percent decline for the KRX. To be sure, there’s a lot more to be done to restore the value lost in the downturn. The point here is that our capital actions have ignited a relatively strong share price performance.

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Forward-looking statements

This filing may contain forward looking statements within the meaning of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from management expectations, projections and estimates. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, any failure to receive the approval of Webster's shareholders in connection with Warburg Pincus' investment, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of our loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices. Some of these and other factors are discussed in the annual and quarterly reports of Webster Financial Corporation previously filed with the Securities and Exchange Commission. Such developments, or any combination thereof, could have an adverse impact on the company's financial position and results of operations. Except as required by law, Webster does not undertake to update any such forward looking statements.

Additional Information

In connection with the Investment Agreement, Webster has filed with the Securities and Exchange Commission (the "SEC") a preliminary proxy statement. Webster will mail the definitive proxy statement, when available, to its shareholders. Investors and security holders are urged to read the proxy statement regarding the investment when it becomes available because it will contain important information. You may obtain a free copy of the proxy statement (when available) and other related documents filed by Webster with the SEC at the SEC's website at http://www.sec.gov. The definitive proxy statement (when available) and the other documents may also be obtained for free by accessing Webster's website at http://www.websterbank.com under the heading "Investor Relations" and then under the heading "Financial Reports" and then under the heading "SEC Filings."

Participants in the Solicitation

Webster and its directors, executive officers and certain other members of management and employees may be soliciting proxies from shareholders in favor of certain matters relating to Warburg Pincus' investment. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders in connection with such matters is filed with the SEC. Information about the directors and executive officers of Webster is set forth in Webster's definitive proxy statement filed with the SEC on March 20, 2009. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the preliminary proxy statement filed with the SEC on September 21, 2009. You may obtain a free copy of the definitive proxy statement (when available) and other related documents filed by Webster with the SEC at the SEC's website at http://www.sec.gov. The definitive proxy statement (when available) and the other documents may also be obtained for free by accessing Webster's website at http://www.websterbank.com under the heading "Investor Relations" and then under the heading "Financial Reports" and then under the heading "SEC Filings."